EMPLOYMENT AGREEMENT

This **EMPLOYMENT AGREEMENT** ("Agreement"), dated as of April 24, 2007 and effective as of the Closing Date (as such term is defined in the Securities Purchase Agreement, dated April 24, 2007 (the "Purchase Agreement"), by and between the Company and ComVest Investment Partners III, L.P. ("ComVest")), by and between EVCI Career Colleges Holding Corp. ("EVCI" or the "Company"), a Delaware corporation (the "Company"), and Stephen Schwartz (the "Executive").

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing educational services (the "Business"); and

WHEREAS, the Executive has certain experiences relating to the Business of the Company; and

WHEREAS, the Company desires to retain the services of the Executive as Chief Financial Officer ("CFO"); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Nature of Employment.

(a) The Company hereby engages the Executive as a full-time employee to hold the office of CFO for the Initial Term and any Renewal Term (as defined herein) (collectively the "Employment Period"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, subject to the direction of the Board of Directors of the Company (the "Board") and the Chief Executive Officer ("CEO"), the Executive shall perform and discharge well and faithfully the duties that may be assigned to him from time-to-time by the Company in connection with the conduct of its Business. If the Executive is elected or appointed a director of the Company or any subsidiary or affiliate thereof during the Employment Period, the Executive will serve in such capacity without further compensation, unless otherwise specified.

(b) Throughout the Employment Period, the Executive will: (i) devote his full employment energies, interests, abilities and time to the performance of his duties and shall not render to others any service of any kind for compensation, unless the Executive receives written consent of the Board; (ii) not engage in any business activities that are directly or indirectly

competitive with any business conducted by the Company or any of its subsidiaries or affiliates; (iii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time-to-time by the Board, including but not limited to, the standard policies and procedures of the Company as in effect from time-to-time; and (iv) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

(c) The Executive acknowledges that Sections 5, 6 and 7 of this Agreement contain non-competition and non-disclosure or proprietary information provisions, and the Executive agrees to comply with these provisions. The Executive understands that entering into and complying with these provisions is a condition to the Executive's continued employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination for "Cause" (as defined below) under this Agreement.

2. Term and Termination of Employment.

(a) **Term.** Subject to prior termination in accordance with this Section 2, the term of this Agreement and the Executive's employment hereunder shall be for a term of five (5) years commencing on the date of this Agreement ("Initial Term"); and following such Term, this Agreement shall thereafter automatically renew for an additional term of one (1) year ("Renewal Term"), unless either party gives written notice of termination to the other party not less than ninety (90) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such Term or Renewal Term). Each twelve-month period beginning on the date hereof or any anniversary thereof is referred to in this Agreement as a "Year."

(b) **By Company With Cause.**

(1) During the Employment Period, the Company may terminate Executive's employment at any time for Cause.

(2) As used herein, the term "Cause" shall mean and be limited to: (i) any willful and material breach of this Agreement by the Executive; (ii) any willful or gross neglect by the Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (iv) the Executive being legally intoxicated or under the influence of illegal or illegally obtained drugs during business hours or while on call, or being habitually drunk or addicted to drugs (provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Executive of any felony or crime of moral turpitude; (vi) any action by the Executive which may materially impair or damage the reputation of the Company; (vii) insubordinate disregard of any lawful direction given to the Executive by the CEO or the Board; (viii) repeated failure or refusal to comply with the Company's policies and procedures; or (ix) failure to maintain or timely cure the failure of an effective system of internal financial controls as required by Sarbanes-Oxley or other similar laws or regulations or having material weaknesses in internal controls or compliance systems as reported by the Company's auditors.

(c) <u>By Company Without Cause or by Executive with Good Reason</u>.

(1) During the Employment Period, the Company may terminate Executive's employment at any time without Cause.

(2) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence or written consent of the Executive:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive's duties and responsibilities, or any other material action by the Company that is materially inconsistent with or materially reduces such duties or responsibilities; or

(ii) a breach by the Company of any of its material agreements contained herein and the continuation of such breach for five business days after notice thereof is given to the Company; or

(iii) a "Change of Control" (as defined herein); Executive may terminate this Agreement With Good Reason or if there is a "Change of Control." A "Change of Control" shall mean the occurrence of any of the following; (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, or all or substantially all of the asserts of the Company to any entity, person, or group; (b) any entity, person, or group becomes, directly or indirectly, the owner of more than fifty percent (50%) of the voting stock of the Company by way of merger, consolidation, or otherwise; or (c) during any two consecutive years, the present directors of the Company cease for any reason to constitute the majority of the Board; <u>provided</u>, <u>however</u>, that no change of control will be held to have occurred arising out of or in connection with the transactions contemplated by the Purchase Agreement.

Notwithstanding the foregoing, the Executive shall not be considered to have Good Reason to terminate this Agreement unless and until he gives the Company written notice of the circumstances constituting Good Reason with respect to subsections (i)-(ii) and the Company fails to have cured such circumstances within ten (10) business days of receipt of such notice.

(d) <u>By Executive Without Good Reason</u>.

(1) At any time during the Employment Period, Executive may resign employment by giving thirty (30) days prior notice of termination to Company.

(2) In the event Executive voluntarily terminates his employment without Good Reason at any time during the Employment Period, Executive shall only be entitled to unpaid Salary and Fringe Benefits, as defined in Section 3 hereof, through the date of termination of employment.

(e) **Termination of Employment by Reason of Death.** If Executive shall die during the Employment Period, this Agreement shall terminate automatically as of the date of death, and Company shall pay to the Executive's estate the amounts set forth under Section 2(g) hereof, including those amounts under Section 3 hereof which would otherwise be payable to Executive up to the end of the month in which death occurs, and, to the extent applicable, any insurance or insurance proceeds, vested death benefits, compensation for accrued vacation or leave time.

(f) **Termination of Employment by Reason of Disability.** As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents or may reasonably be expected to prevent the Executive from continuing for the performance of his normal duties and responsibilities hereunder for a period in excess of four (4) consecutive months. For purposes of determining whether a "permanent disability" has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Executive) shall be conclusive.

(g) **Severance.** In the event the Company terminates Executive's employment with Cause or without Cause, or Executive terminates his employment for good reason, or Executive's employment is ended because of a permanent disability or death, then, subject to the execution of a general release of claims in favor of EVCI, Executive or Executive's estate will receive an amount equal to six (6) months Salary as severance within sixty (60) days of the date of such termination (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code) and any and all compensation and benefits under Section 3 hereof, which would otherwise be payable to Executive as of the effective date of termination. Upon any termination of this Agreement for any reason, EVCI's obligations under this Agreement to pay further compensation shall cease forthwith except as set forth herein.

3. **Compensation and Benefits.**

(a) **Salary.** Executive shall receive an annual salary ("Salary") in the amount of $180,000, less statutory deductions and applicable withholdings, which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time-to-time, and shall be subject to required tax and payroll withholdings. The Salary may be increased from time-to-time as the Board, upon recommendation of EVCI's Compensation Committee, determines.

(b) **Bonus.** In addition to the Salary, the Executive will receive a bonus in an amount to be calculated in accordance with Schedule A attached hereto, which calculation shall be subject to the review and approval of EVCI's Compensation Committee.

(c) **Fringe Benefits.** The Company shall also make available to the Executive, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided by the Company to its executives at the Executive's level of responsibility; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(d) **Expenses.** The Company shall reimburse the Executive, upon presentment by the Executive to the Company of appropriate receipts and vouchers therefor, for any reasonable out-of-pocket business expenses incurred by the Executive in connection with the performance of his duties and responsibilities hereunder, in accordance with the Company's standard policies and procedures in effect from time-to-time.

(e) **Equity Compensation.** As an incentive for Executive to make the agreements contained in this Agreement, the Company today is granting Executive stock options under EVCI's Amended and Restated 2004 Incentive Stock Plan (the "Plan Options"), that do not qualify as incentive stock options, to purchase 50,045 shares of EVCI's common stock at an exercise price equal to $0.583 per share, which shall be exercisable for five (5) years from the date hereof, subject to earlier expiration as set forth in section 2(g) hereof. The Plan Options shall be immediately vested as of the Closing Date. The Plan Options shall contain cashless exercise provisions permitting payment of any portion of the exercise price by surrendering Plan Options and/or shares of EVCI's common stock to EVCI and shall be governed by the provisions of a stock option agreement substantially in the same form as EVCI uses for non-qualified grants to its other senior executives with such modifications as are appropriate to incorporate the terms of this section 2(e) and to delete any provisions that are inconsistent with such terms.

(f) **Additional Stock Options.** As a further incentive for Executive to make the agreements contained in this Agreement, the Company today is granting Executive, subject to the approval of EVCI's stockholders, stock options (the "Non-Plan Options"), that do not qualify as incentive stock options, to purchase 175,062 shares of EVCI's common stock at $0.54 per share. Such options (i) expire at midnight on the fifth anniversary of the Closing Date, subject to earlier expiration as set forth in section 2(g) hereof; (ii) vest and become exercisable, in whole or in part on a cumulative basis as to one fifth of the shares covered thereby upon approval by the stockholders of EVCI of the Non-Plan Options and as to an additional one fifth of the shares covered thereby on each of the first, second, third and fourth anniversary of such approval, subject to accelerated vesting as provided below and (iii) fully vest and continue to be exercisable if Executive's employment is terminated without Cause by EVCI, Executive terminates his employment with Good Reason, or there is a Change of Control; provided, however, if such termination of employment occurs as a result of Executive's resignation without Good Reason or EVCI terminates Executive's employment for Cause, then there shall be no further vesting of the Non-Plan Options and all vested Non-Plan Options shall continue to be exercisable by Executive. The Non-Plan Options shall contain cashless exercise provisions permitting payment of any portion of the exercise price by surrendering Non-Plan Options and/or shares of EVCI's common stock to EVCI and shall be governed by the provisions of a stock option agreement substantially in the same form as EVCI uses for non-qualified grants to its other senior executives with such modifications as are appropriate to incorporate the terms of this section 2(f) and to delete any provisions that are inconsistent with such terms.

(g) **Expiration of Options.** Upon termination of Executive's employment for whatever reason, any outstanding Plan Options and, to the extent such options have been approved by stockholders of EVCI, any outstanding Non-Plan Options, shall be vested as described in sections 2(e) and (f) above and such outstanding Plan Options and Non-Plan Options, as the case may be, shall accelerate and be exercisable for ninety (90) days from the

date of such termination; provided, however, if Executive reasonably determines, in accordance with the Company's then effective insider trading policy, that he is unable to exercise and immediately resell the shares underlying his Plan Options or Non-Plan Options, because he knows material non-public information about the Company, the ninety (90) days shall be tolled and extended to a date that is five business days following the date that the Company notifies Executive that such material information has been publicly disclosed or is otherwise no longer material non-public information.

(h) **Investment** As a condition for entering into this Agreement, Executive will invest $125,000 in the Company, as set forth in the Management Subscription Documents (as defined in the Purchase Agreement).

4. **Vacation, Personal Days and Sick Days.**

The Executive will be entitled to holidays, personal days and sick days in accordance with the Company's standard policies and procedures in effect from time-to-time. The Executive will also be entitled to four (4) weeks of paid vacation.

5. **Nondisclosure of Confidential and Proprietary Information.**

(a) The Executive acknowledges that during the term of the Employment Period, Executive will have access to and possession of trade secret, confidential information, and proprietary information (collectively, as defined more extensively below, "Confidential Information") of the Company, its parents, subsidiaries, and affiliates and their respective clients. The Executive recognizes and acknowledges that this Confidential Information is valuable, special, and unique to the Company's business, and that access to and knowledge thereof are essential to the performance of the Executive's duties to the Company. During the Employment Period and thereafter, Executive will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company, its parents, subsidiaries, affiliates, or its clients, except at the request or the Company.

(b) The term "Confidential Information" means confidential data and confidential information relating to the business of the Company, its parents, subsidiaries, and affiliates and their respective clients, that is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive's employment with the Company and that has value to the Company and is not generally known to the competitors of the Company and includes but is not limited to information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning the Company's business or operations plans, strategies, portfolio, prospects or objectives, structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations; research and development, financial records and information, and client lists.

(c) The Executive further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and

thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

(d) The Executive further agrees to store and maintain all Confidential Information in a secure place. On the termination of the relationship, Executive agrees to deliver all records, data, information, and other documents produced or acquired during the Employment Period, and all copies thereof, to the Company. Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company. Upon termination of the relationship, Executive agrees to make no further use of any Confidential Information on his or her own behalf or on behalf of any other person or entity other than the Company.

(e) At no time will Executive improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, nor bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

6. <u>Assignment Of Inventions and Intellectual Property</u>.

In consideration of Executive's employment, Executive acknowledges and agrees that the Company shall have exclusive, unlimited ownership rights to all materials, information and other items created, prepared, derived or developed in connection with or arising from Executive's employment relationship with the Company, whether individually or jointly with others, whether original or considered enhancements, improvement or modifications, whether or not completed, and whether or not protectable as trade secrets, service or trademarks, or through patent, copyright, mask work or any other intellectual, industrial or other form of property protection or proprietary rights ("Inventions"). Executive further agrees that all Inventions shall be deemed made in the course and scope of Executive's employment with the Company and shall belong exclusively to the Company, with the Company having the sole right to obtain, hold and renew, in its own name and for its own benefit, all registrations and other protections that may be available by contract, license, law, equity and/or regulation. To the extent that exclusive title or ownership rights do not originally vest in the Company as contemplated, Executive hereby irrevocably assigns, transfers and conveys (and agrees to assign, transfer and convey in the future) to the Company all such rights. Executive agrees to give the Company all assistance and execute all documents necessary to assist and enable the Company to perfect, preserve, enforce, register and record its rights.

7. <u>Agreement Not to Compete</u>.

(a) The Executive agrees with the Company that the services that the Executive will render during the Employment Period are unique, special and of extraordinary character, that the Company will be substantially dependent upon such services to develop and market its services and to earn a profit, and that the application of the Executive's knowledge

and services to any competitive business would be substantially detrimental to the Company. Accordingly, in consideration for employment by the Company and compensation and other benefits pursuant to this Agreement, and any compensation the Executive may receive after his employment is terminated, the Executive will not compete or interfere with the Company or any affiliate of the Company (or any of their successors or assigns), directly or indirectly during the Employment Period or for the eighteen (18) month period following termination of Executive's employment (the "Restricted Period"). For the eighteen (18) month period following termination of Executive's employment, this section 7(a) will be limited to competing within twenty-five (25) miles of any college or school owned by the Company.

The term "compete" as used herein means to engage in, assist, or have any interest in, including without limitation as a principal, consultant, employee, owner, shareholder, director, officer, partner, member, advisor, agent, or financier, any entity that is, or that is about to become engaged in, any activity that is in competition with, or competes with the Company. The phrase includes, but is not limited to, managing, producing, soliciting or selling services, programs or products that provide similar functions to any of the Company's services, programs or products to any current customer of the Company. However, Executive shall not be prohibited from owning up to two percent (2%) of the equity of a publicly traded company or from teaching courses at any school.

(b) Furthermore, during the Restricted Period, Executive shall not, directly or indirectly, with respect to the Company (including any parents, subsidiaries or affiliates of the Company), or any successors or assigns:

(1) Solicit any students of the Company's schools except on the Company's behalf, or direct any current or prospective student to any other school other than owned by the Company for services that the Company's schools provide;

(2) Directly or indirectly influence any of the Company's employees to terminate their employment with the Company or accept employment with any of the Company's competitors; or

(3) Interfere with any of the Company's business relationships, including without limitation those with suppliers, consultants, attorneys, or other agents, whether or not evidenced by written or oral agreements.

(c) The Executive agrees that any breach of this Section 7 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that (i) the Executive shall not be entitled to any further payments due under the terms of this Agreement, and (ii) any stock option granted but not exercised shall be void and have no further force or effect. Furthermore, in addition to any other remedies that may be available, the Company shall have the right to seek specific performance and injunctive relief as set forth in Section 9, without the need to post a bond or other security.

(d) The Executive further acknowledges that the covenants contained in this Section 7 are a material part of this Agreement and if this Agreement is terminated for any reason, the Executive will be able to earn a livelihood without violating these provisions.

8. **Return of Company Property.**

When the Executive leaves the employ of the Company, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Executive further agrees that any property situated on the Company's premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9. **Legal and Equitable Remedies.**

Because the Executive's services are personal and unique and because the Executive may have access to and become acquainted with the Proprietary Information of the Company, and because the parties agree that irrepressible harm would result in the event of a breach of Sections 5, 6, 7 and 8 by the Executive, the Company may not have an adequate remedy at law, the Company will have the right to enforce Sections 5, 6, 7 and 8 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company's remedies under this Section 9 are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

10. **No Conflicting Obligations.**

The Executive represents that Executive's compliance with the terms of this Agreement and Executive's performance as an executive of the Company does not and shall not breach any agreement to keep in confidence information acquired by the Executive in confidence or in trust prior to employment by the Company. The Executive has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.

11. **Notification of New Employer.**

In the event that the Executive leaves the employ of the Company, the Executive hereby agrees to notify the Executive's new employer of those obligations that are continuing under this Agreement after termination.

12. **Notices.**

Any notice of communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested:

If to the Company: EVCI Career Colleges Holding Corp.
1 Van Der Donck Street
Yonkers, NY 10701
Attention: Chief Executive Officer

If to the Executive: Stephen Schwartz
At his address as set forth in the
personnel records of the Company

13. **General.**

(a) No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

(b) Neither this Agreement, nor any of the Executive's rights, powers, duties, or obligations hereunder, may be assigned by the Executive. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and successor shall thereafter be deemed "the Company" for the purpose hereof.

(c) The captions and Section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d) The validity and construction of this Agreement or any of its provisions will be governed by and constructed in accordance with the laws of the State of New York without regard to its conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if such court lacks subject matter jurisdiction, to the jurisdiction of the Supreme Court of the State of New York, County of New York. Each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such Courts or that such Courts are an inconvenient forum and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of Section 12. However, any dispute arising under, out of, in connection with, or in relation to: the Executive's employment with the Company; the termination of that employment; this Agreement, or the making, validity, interpretation or breach thereof, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association ("AAA") pursuant to the employment dispute rules then in effect of the AAA. The parties agree to avail themselves of any expedited procedures available under the commercial arbitration rules of the AAA and to use their best efforts to cause the arbitrator to render his decision within 90 days of the date of the Arbitration Notice or as soon thereafter as is practicable. The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York (Commercial Division) and of the United States

District Court for the Southern District of New York for all purposes in connection with said arbitration and further consent that any process or notice of motion or other application to the Court or any judge thereof and any paper in connection with such arbitration may be served in or out of the State of New York by certified or registered mail or personal service or in such other manner as may be permissible under the rules of the applicable Court or arbitration tribunal, provided a reasonable time for appearance is allowed. Any provisional remedy which, but for this Agreement to arbitrate disputes, would be available at law, shall be available to the parties hereto pending arbitration. The costs of the arbitration, including the reasonable legal fees and disbursements of counsel to the prevailing party in the arbitration shall be paid by the losing party, except that the arbitrator in his discretion shall have the right to allocate the costs of the arbitration, including the legal fees and disbursements of the parties, in such manner as the arbitrator shall deem fair and reasonable.

(e) This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(f) This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

(h) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(i) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(j) The provisions of this Agreement will survive the termination of the Executive's employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

The Executive has read this Agreement carefully and fully understands its terms.

IN WITNESS THEREOF, the parties have executed and delivered this Agreement on the date first written above.

EVCI Career Colleges Holding Corp.

By: ______________________

Name: Dr. John J. McGrath

Title: CEO and President

____

Stephen Schwartz

Schedule A

The following shall be followed in computing and paying the annual cash bonus:

Formula: 1.75% of EBITDA provided EBITDA is at least 75% of the EBITDA Objective. However, Executive's annual bonus shall not exceed 100% of Executive's Salary.

"EBITDA" means, with reference to any period, net income for such period *plus* the sum of all amounts deducted in arriving at such net income amount in respect of (a) interest expense for such period, (b) federal, state, and local income taxes of EVCI and its subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of EVCI and its subsidiaries for such period, and (d) non-cash charges during such period resulting from the application of FASB 123 (Accounting for Stock-Based Compensation). Net income means the net income for the period of EVCI and its subsidiaries computed on a consolidated basis in accordance with United States GAAP.

EBITDA Objective means the following for the year indicated:

2007	2008
$3.8M	$8.7M

Computation: EVCI's independent auditors shall make the annual computation.

Payment: The bonus shall be paid not later than ten business days after the date EVCI's annual audited consolidated financial statements are completed, as evidenced by the release of the auditors' opinion; provided, however, such release shall not be more than 110 days after the end of EVCI's fiscal year.